Exhibit 10.3

December 14, 2005

Chris Power

Dear Chris,

This will confirm our understanding regarding any termination of your employment with Monster Worldwide, Inc. (“MNST” or the “Company”) and certain other matters.

1. SEVERANCE.  If your employment with MNST is terminated by MNST for any reason other than Cause (defined below), then subject to the terms hereof you shall be entitled to (i) receive severance equal to one year’s salary, payable in regular instalments over twelve months in accordance with the Company’s general payroll practices for salaried employees, and (ii) through the date which is twelve months after the last day of your employment make available to you (and/or pay COBRA premiums on) medical and dental benefits on the same terms and conditions (including contribution terms) as would have been made available to you had you remained employed by MNST during such period. It is understood that all of the foregoing obligations are expressly conditioned on your signing, delivering and not exercising any right to revoke a separation agreement and general release in MNST’s then standard format.  “Cause” shall mean the occurrence of any one or more of the following events:  (i) your willful failure or gross negligence in performance of your duties or compliance with the reasonable directions of your supervisor (the “Supervisor”) that remains unremedied for a period of twenty (20) days after the Supervisor has given written notice specifying in reasonable detail your failure to perform such duties or comply with such directions; (ii) your failure to comply with a material employment policy of MNST or any other material obligation to the Company that remains unremedied for a period of twenty (20) days after the Supervisor has given written notice to you specifying in reasonable detail your failure to comply; or (iii) your commission of (a) a felony, (b) criminal dishonesty, (c) any crime involving moral turpitude or (d) fraud.  All severance payments shall be reduced by applicable withholding taxes, payroll deductions and amounts required by law to be withheld. The Company may accelerate the timing of any severance payment payable to you under this agreement in the event the Company determines that such acceleration would minimize or eliminate the risk that any payment to you hereunder would be deemed to violate Section 409A of the Internal Revenue Code, as it may be amended from time to time.

2. OPTIONS.  In the event of the termination of your employment by MNST for reasons other than Cause, any options to purchase Company Common Stock which may be granted to you by MNST from time to time after the date of this agreement pursuant to written stock option agreements which have not theretofore expired or been terminated, shall automatically and immediately become (i) fully vested and (ii) exercisable for the balance of the ten year term provided by the applicable stock option agreement, subject to the other terms of such option agreement.

3.  CHANGE IN CONTROL. In the event of any “Change in Control,” any (x) options to purchase Company Common Stock which have or may be granted to you by the Company from time to time pursuant to written option agreements which have not theretofore expired or been terminated (including but not limited to any remaining options under option agreements between you and the Company dated May 6, 2002, April 10, 2003, February 9, 2004 (as modified by the May 4, 2005 action of the Compensation Committee of the Company’s Board of Directors) and December 28, 2004, and (y) shares of restricted stock which may be granted to you by the Company from time to time after the date hereof pursuant to a written stock bonus agreement, shall automatically and immediately become fully vested and exercisable. It is understood and agreed that the first sentence of this Section 3 is not intended to cover nor imply the terms and conditions of any long term equity plan for senior executive officers which may be instituted by the Company, including but not limited to the effect of any Change in Control on any interests you may from time to time have under any such plan, it being understood that in the event any such plan is in fact instituted, the complete terms and conditions thereof shall be set forth in a separate document and that this agreement shall have no impact nor bearing on any such terms and conditions. For purposes hereof, the term “Change in Control” shall be deemed to occur if (1) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a “Non-Control Transaction” (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (2) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company, or (3) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding voting securities other than (a) a person who owns or owned shares of Class B Common Stock of the Company, (b) pursuant to a plan or arrangement entered into by such person and the Company, or (c) pursuant to receipt of such shares from a stockholder of the Company pursuant to such stockholder’s will or the laws of descent and distribution.  A “Non-Control Transaction” shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the “Surviving Corporation”), (2) the individuals who were members of the Board of the Company immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the Board of Directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned  more than 50% of the combined voting power of the Company’s then outstanding voting securities) beneficially owns more than 50% of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

4. GROSS-UP.

(a)           Anything in this agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (a “Company Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Company Payments.

(b)           For purposes of determining whether any of the Company Payments and Gross-Up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)           For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d)           The Gross-Up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax.

(e)           If any controversy arises between you and the Internal Revenue Service or any state or local taxing authority (a “Taxing Authority”) with respect to the treatment on any return of the Gross-Up Payment, or of any Company Payment, or with respect to any return which a Taxing Authority asserts should show an Excise Tax, including, without limitation, any audit, protest to an appeals authority of a Taxing Authority or litigation (“Controversy”), (i) the Company shall have the right to participate with you in the handling of such Controversy, (ii) the Company shall have the right, solely with respect to a Controversy, to direct you to protest or contest any proposed adjustment or deficiency, initiate an appeals procedure within any Taxing Authority, commence any judicial proceeding, make any settlement agreement, or file a claim for refund of tax, and (iii) you shall not take any of such steps without the prior written approval of the Company, which the Company shall not unreasonably withhold. If the Company so elects, you shall be represented in any Controversy by attorneys, accountants, and other advisors selected by the Company, and the Company shall pay the fees, costs and expenses of such attorneys, accountants, or advisors, and any tax liability you may incur as a result of such payment. You shall promptly notify the Company of any communication with a Taxing Authority, and you shall promptly furnish to the Company copies of any written correspondence, notices, or documents received from a Taxing Authority relating to a Controversy. You shall cooperate fully with the Company in the handling of any Controversy by furnishing the Company any information or documentation relating to or bearing upon the Controversy; provided, however, that you shall not be obligated to furnish to the Company copies of any portion of your tax returns which do not bear upon, and are not affected by, the Controversy.

(f)            You shall pay over to the Company, with ten (10) days after receipt thereof, any refund you receive from any Taxing Authority of all or any portion of the Gross-Up Payment or Excise Tax, together with any interest you receive from such Taxing Authority on such refund. For purposes of this Section 4, a reduction in your tax liability attributable to the previous payment of the Gross-Up Payment or the Excise Tax shall be deemed to be a refund. If you would have received a refund of all or any portion of the Gross-Up Payment or the Excise Tax, except that a Taxing Authority offset the amount of such refund against other tax liabilities, interest, or penalties, you shall pay the amount of such offset over to the Company, together with the amount of interest you would have received from the Taxing Authority if such offset had been an actual refund, within ten (10) days after receipt of notice from the Taxing Authority of such offset.

5. GENERAL.  This agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous arrangements or letters relating thereto, (ii) may be signed in counterparts, (iii) shall be governed by the laws of the Commonwealth of Massachusetts (other than the conflicts of laws provisions thereof) and (iv) may not amended, terminated or waived orally.  Please understand that while it is our hope that our relationship will be a long one, your employment will be on an “at will” basis.  Nothing in this letter should be construed as creating any other type of employment relationship.

Please sign and return an enclosed copy of this letter to me.

Sincerely,

Monster Worldwide, Inc.

		By:	/s/ Myron Olesnyckyj
			Name:	Myron Olesnyckyj
			Title:	Senior Vice President

Accepted and Agreed:

/s/ Chris Power
Chris Power

Dated:	December 19, 2005